Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 12, 2024, except for the effects of the reverse stock splits discussed in Note 4(a) and Note 4(b) to the Consolidated Financial Statements, as to which the dates are November 29, 2024 and May 05, 2025, respectively, with respect to the consolidated financial statements of Zoomcar Holdings, Inc., contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

GRANT THORNTON BHARAT LLP

Gurugram, India

May 05, 2025